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                                                                     Exhibit 3.5

                             FORM OF FIFTH AMENDMENT
       TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED,
                  OF DEVELOPERS DIVERSIFIED REALTY CORPORATION


                  The Amended and Restated Articles of Incorporation, as amended, of Developers Diversified Realty Corporation, an Ohio corporation, are amended by adding at the end of Division A-VIII of Article FOURTH thereof a new Section 6 reading as follows:

                  Section 6. 7 3/8% Class H Cumulative Redeemable Preferred Shares. Of the 750,000 authorized Class H Shares, 410,000 shares are designated as a series entitled "7 3/8% Class H Cumulative Redeemable Preferred Shares" (hereinafter called "7 3/8% Class H Preferred Shares"). The 7 3/8% Class H Preferred Shares shall have the express terms set forth in this Division as being applicable to all Class H Shares as a class and, in addition, the following express terms applicable to all 7 3/8% Class H Preferred Shares as a series of Class H Shares:

                  (a) The annual dividend rate of the 7 3/8% Class H Preferred Shares shall be 7 3/8% of the liquidation preference of $500.00 per share.

                  (b) Dividends on the 7 3/8% Class H Preferred Shares shall be payable, if declared, quarterly in arrears on or about the fifteenth day of each January, April, July, and October or, if not a business day, the next succeeding business day, the first quarterly dividend being payable, if declared, on October 15, 2003. The dividends payable for each full quarterly dividend period on each 7 3/8% Class H Preferred Shares shall be $9.21875.

                  Dividends for the initial dividend period on the 7 3/8% Class H Preferred Shares, or for any period shorter or longer than a full dividend period on the 7 3/8% Class H Preferred Shares, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The aggregate dividend payable quarterly to each holder of 7 3/8% Class H Preferred Shares shall be rounded to the nearest one one-hundredth of one cent with $.00005 being rounded upward. Each dividend shall be payable to the holders of record on such record date, no less than 10 nor more than 30 days preceding the payment date thereof, as shall be fixed from time to time by the Company's Board of Directors.

                  (c) Dividends on 7 3/8% Class H Preferred Shares shall be cumulative as follows:

                      (1) With respect to shares included in the initial issue of 7 3/8% Class H Preferred Shares and shares issued any time thereafter up to and including the record date for the payment of the first dividend on the initial issue of 7 3/8% Class H Preferred Shares, dividends shall be cumulative from the date of the initial issue of 7 3/8% Class H Preferred Shares; and

                      (2) With respect to shares issued any time after the aforesaid record date, dividends shall be cumulative from the dividend payment date next preceding the date of issue of such shares, except that if such shares are issued during the period commencing the day after the record date for the payment of a dividend on 7 3/8% Class H Preferred Shares and ending on the payment date of that dividend, dividends with respect to such shares shall be cumulative from that dividend payment date.

                  (d) Except as required to preserve the Company's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, the 7 3/8% Class H Preferred Shares may

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         not be redeemed prior to July 28, 2008. At any time or from time to time on and after July 28, 2008 the Company, at its option upon not less than thirty (30) nor more than sixty (60) days' written notice, may redeem all or any part of the 7 3/8% Class H Preferred Shares at a redemption price of $500.00 per share plus, in each case, an amount equal to all dividends accrued and unpaid thereon to the redemption date, without interest.

                  (e) The amount payable per 7 3/8% Class H Preferred Share in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company shall be $500.00, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment.

                  (f) All dividend payments made on the 7 3/8% Class H Preferred Shares, at any time during which the Company is in default in the payment of dividends on such 7 3/8% Class H Preferred Shares for any dividend period, shall, for the purposes of Section 5(b)(1) of this Division A-VIII, be deemed to be made in respect of the earliest dividend period with respect to which the Company is in default.